EXHIBIT 4.11

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS AGREEMENT made as of the 22nd day of November, 1995

B E T W E E N:

                  YORK MEDICAL INC.

                  ("York")

                  - and -

                  CIMYM INC.

                  ("Cimym")

WHEREAS:

A. Pursuant to a licensing agreement (the "Licensing Agreement") made the 3rd day of May, 1995 between York and Cimab S.A. ("Cimab"), Cimab granted to York a license to certain technology to which Cimab holds rights.

B. By articles of amendment dated September 28, 1995 York changed its name from Yorkton Medical Inc. to York Medical Inc.

C. Pursuant to the terms of the Licensing Agreement, York agreed to assign its rights and obligations thereunder to Cimym.

D.    As  consideration  for  such  assignment,   Cimym  agrees  to  assume  the
      obligations of York under the Licensing Agreement.

      NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and of the payment of one dollar ($1.00) and other good and valuable consideration by Cimym to York, (the receipt and sufficiency of which are hereof acknowledged by York) the parties hereto covenant and agree as follows:

1. York hereby grants, transfers, assigns and sets over absolutely until Cimym, its successors and assigns, all York's right, title and interest in and to the Licensing Agreement and all of the rights, benefits and advantages whatsoever to be derived therefrom from and after the date hereof.

2. Cimym agrees to assume and to observe and perform all of the obligations of York under the Licensing Agreement and Cimym will indemnify and save harmless York from and against all actions, suits, costs, losses, charges, damages and expenses arising as a result of any default or non-observance or non-performance


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on the part of Cimym  of any of the  obligations  of York  under  the  Licensing
Agreement from and after the date hereof.

3. This agreement will be binding upon and enure to the benefit of each of the parties hereto and its respective successors and assigns.

4. This agreement will be governed by and construed in accordance with the laws of the Province of Ontario.

5. The parties agree to provide such further assurances as are reasonably required by them to carry out the terms of this agreement.

                                           YORK MEDICAL INC.


                                           by:
                                              ----------------------------------

                                           CIMYM INC.


                                           by:
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